Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-298245) of Tenon Medical, Inc. (the “Company”) of our report dated March 27, 2026, relating to our audits of the Company’s financial statements as of December 31, 2025 and 2024, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

August 14, 2026